Exhibit (g)(2)

Amendment No. 1 to Investment Advisory Agreement

THIS AMENDMENT is made as of May 1, 2024 between Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Fund”), and UBS Asset Management (Americas) LLC (“UBS AM”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Fund and Credit Suisse Asset Management, LLC (“CSAM”) entered into an Investment Advisory Agreement dated as of September 26, 2023, which may be amended from time to time (the “Agreement”);

WHEREAS, CSAM merged into UBS AM effective as of May 1, 2024, with UBS AM surviving and succeeding as investment adviser to the Fund; and

WHEREAS, the Fund’s Board of Trustees has approved an amendment to the Agreement to reflect UBS AM as the investment adviser to the Fund under the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	All references to Credit Suisse Asset Management, LLC are hereby revised to UBS Asset Management (Americas) LLC.

2.

The first sentence of the first paragraph of the Agreement is hereby revised to read as follows: “Credit Suisse High Yield Bond Fund (the “Fund”), a Delaware statutory trust, herewith confirms its agreement with UBS Asset Management (Americas) LLC, a Delaware limited liability company (the “Adviser”), as follows:”

3.

Section 11 of the Agreement is hereby revised to read as follows: “The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name “CS”, “Credit Suisse” or “UBS” as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund, the Fund agrees that, at the Adviser’s request, the Fund’s license to use the words “CS”, “Credit Suisse” or “UBS” will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words “CS”, “Credit Suisse” or “UBS”.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

/s/ Karen Regan
Name:	Karen Regan
Title:	Secretary

UBS ASSET MANAGEMENT (AMERICAS) LLC

/s/ Omar Tariq
Name:	Omar Tariq
Title:	Officer

/s/ Karen Regan
Name:	Karen Regan
Title:	Assistant Secretary